Exhibit 4.1

The Prudential                         Corporate Address:
                                 The Prudential Insurance Company
                                          of America
                                        Prudential Plaza
                                    Newark, New Jersey 07101

agrees to pay the benefits provided under this contract in accordance with and subject to its terms.


Contract-Holder:                      Plan:
   TRUSTEES OF THE SUPER RITE            Super Rite Foods, Inc.,
   FOODS, INC., INVESTMENT               Investment Opportunity
   OPPORTUNITY PLAN AND TRUST            Plan for Retail Union
   FOR RETAIL UNION EMPLOYEES            Employees

Effective Date:                       Group Annuity Contract:
                                      Number:
   February 1, 1994                   GA-7711A

Provisions and Schedules attached:    Jurisdiction:

   Provisions I-VIII, inclusive       Pennsylvania
   Schedules A-D, inclusive

                                      Initial Interest Rate:

                                      5.10%

TRUSTEES OF THE SUPER RITE            THE PRUDENTIAL INSURANCE

FOODS, INC., INVESTMENT                  COMPANY OF AMERICA
OPPORTUNITY PLAN AND TRUST FOR
RETAIL UNION EMPLOYEES
Harrisburg, Pennsylvania

By:

_____________________________    _____________________________
    Trustee                      Chairman of the Board and
                                 Chief Executive Officer

Date:________________________    _____________________________
                                  Secretary

By:__________________________    _________________________Attest
   Trustee

Date: _______________________    Date:________________________


Group Annuity Contract providing for contributions on account of Participants. Annual determination of participation in divisible surplus. All subject to the provisions of this contract.

GAA-2517-CQ-85 (PA)
(as modified by GAA-7608. Also as modified by GAA-7906 and GAA-7908 effective February 3, 1994.)

Provision I.  CONTRIBUTIONS - ACCOUNTS - CHARGES:


1.1  Contributions:

     The contributions which are payable under this contract for a Participant are all or any portion of the amounts contributed by him or for him by his employer under the Plan. Contributions will be transmitted by the Contract-Holder. A Participant is a person for whom contributions have been paid under this contract and whose Participant's Account (see section 12) has not been cancelled.

     For a period of time agreed to by the Contract-Holder and Prudential, the Contract-Holder may put Plan contributions in the Contract-Holder's Account (see section 5.4) before they are allocated to Participants' Accounts under this contract or another group annuity contract issued to the Contract-Holder by Prudential (a "companion contract").

     (To save words, male pronouns are used in this contract to refer to both men and women.)

1.2  Participant's Account:

     Prudential will establish a "Participant's Account" for each person for whom a contribution is paid under this contract. Each contribution paid for a Participant is added to his Account on the day it is received or allocated to his Account, if later. Interest is added at the rate and in the manner set forth in Provision II. Prudential may maintain a Participant's Account in a single portion or in two or more portions. The sum of the portions is equal to the Account's dollar amount. Amounts are added to the newest portion.

     The dollar amount of a Participant's Account as of the end of any day is the sum of the amounts, including interest, added to it, less the sum of the amounts withdrawn from it.

     The Account is subject to charges described later.

1.3  Account Charge:

     On the last Business Day of each calendar year after 1986 an amount will be withdrawn from each Participant's Account equal to the Annual Account Charge. Also, on any other day after May 1987 on which a Participant's Account is cancelled, an amount will be withdrawn from his Account equal to the Annual Account Charge. However, no Charge will be withdrawn if the Participant's Account is being cancelled on a January 1 to purchase an annuity for him under this contract.

     The Annual Account Charge will not exceed $100.

     A Participant may have an Account for Plan contributions under a companion contract. If so, the total Annual Account Charge that applies to all his Accounts will not exceed $100. This Charge will be shared among his Accounts as Prudential determines. Also, no Charge will be withdrawn from his Account under this contract when the Account is cancelled if any amount remains in an Account for him under a companion contract.

     If the Contract-Holder pays the Annual Account Charge, no
     Annual Account Charge will be withdrawn from any Account.

     This section may be changed as provided in section 6.1.

1.4  Reports:

     Prudential will quarterly furnish a status report with respect to each Participant's Account which has not been cancelled.

Provision II.  INTEREST:


2.1  Interest Rates:

     The interest rate that applies to contributions received during the calendar quarter in which the Effective Date occurs is the Initial Interest Rate set forth on the cover page. This rate will continue to apply to these contributions through the end of the following calendar year.

     The interest rate that applies to contributions received in each later calendar quarter will be set by Prudential before the beginning of that quarter. That interest rate will apply to the contributions received in that quarter through the end of the following calendar year. For calendar year 1994 the rate will not be less than 3.50%. For each later calendar year it will not be less than the rate set by Prudential for that calendar year.

     After the end of the calendar year following the one in which a contribution was received, the interest rate that applies to the contribution and the interest credited on it will be set by Prudential from time to time.

     Each interest rate set pursuant to the above paragraphs for the years shown below will not be less than the following:

               Calendar Year            Rate

               1995 - 2003              3.5%
               2004 and each later year 3%

     Prudential will notify the Contract-Holder of each interest rate it sets. Each rate is an effective annual rate.

     Calendar quarters begin on January 1, April 1, July 1, and
     October 1.

     This section may be changed as provided in section 6.1.

2.2  Interest Crediting:

     Interest will be added to each portion of a Participant's
     Account at the end of each day on the amount in that portion at the end of the day before. Interest will be added at the effective annual rate that applies on that day to that portion.

     This section may be changed as provided in section 6.1.

Provision III.  PARTICIPANT'S WITHDRAWALS AND TRANSFERS--DEATH
                PAYMENTS:


3.1  Withdrawals:

     If permitted by the Plan, a Participant may make withdrawals from his Participant's Accounts. However, the Contract-Holder may specify that the Participant is not fully vested for the dollar value of his Account pursuant to the Plan. In that event, not more than the specified vested part of his Account may be withdrawn. The balance will be disposed of as provided in section 5.3. Also, as described below, certain withdrawals of after-tax employee contributions may be made only with Prudential's consent. Payment to the Participant will normally be made within 30 calendar days of Prudential's receipt of the request for it.

     The amount paid to the Participant will be the dollar amount withdrawn less the Annual Account Charge if it applies. However, if the entire dollar amount of his Account is withdrawn, the amount paid will not be less than the contributions received under this contract for the Participant reduced by previous withdrawals and transfers. In the preceding sentence, "withdrawals" does not include the Annual Account Charge and "transfers" does not include any investment income transferred. The amount payable is also referred to as the "Withdrawal Value."

     Withdrawals will be made on a pro rata basis from all portions of a Participant's Account.

     As of the first day no amounts remain in the Participant's
     Account or in an Account for him under a companion contract, his Account is cancelled.

     In any calendar year, a withdrawal of after-tax employee contributions under the Plan may be made without Prudential's consent if the sum of such withdrawal and all other withdrawals and transfers from Participants' Accounts during that calendar year does not exceed the following amount: 20% of the total amount in all Participants' Accounts at the beginning of that calendar year. If this condition is not met, a withdrawal of after-tax employee contributions may be made only with Prudential's consent.

     "After-tax" means employee contributions made to the Plan which were, when made, subject to federal income taxes.

     This section may be changed as provided in section 6.1.

3.2  Death Payments:

     If a Participant dies before his Participant's Account has been cancelled, the dollar amount will be paid to his Beneficiary (see section 8.6). The amount will be based on all or part of the Participant's Account as specified by the Contract-Holder pursuant to the Plan. The payment will be made in one sum unless the Participant has directed that an annuity be purchased for the Beneficiary. The Beneficiary may elect to have the specified part of the Participant's Account applied to purchase an annuity, but only if such election is permitted pursuant to the terms of the Plan. Proof of the Participant's death must be received by Prudential before any payment will be made. Payment will normally be made within 30 calendar days of Prudential's receipt of such proof. Any payment made pursuant to this section must be consistent with the Plan.

     The annuity form may be any of those described in section
     4.4. If annuity payments are to start at a future date, the Participant's Account will be maintained for the Beneficiary in the same manner as for the Participant. No contributions may be made to the Account after the Participant's death.

     If the Contract-Holder specifies that only a part of the Participant's Account is to be paid to the Beneficiary, then the remaining part will be cancelled. A credit equal to the cancelled part will be transferred to the Contract-Holder's Account described in section 5.4.

     As of the first day no amounts remain in the Participant's
     Account or in an Account for the Beneficiary under a companion contract, the Participant's Account is cancelled.

3.3  Transfers Among Accounts, Related Contracts or Other
     Investment Funds:

     (a)  At the request of the Participant:

          If permitted by the Plan, a Participant may transfer an amount from one of his Participant's Accounts to another investment fund (described in the Plan), subject to the following:

          Direct transfers between the Participant's Account under this contract and an Account maintained in connection with another investment fund made available under the Plan which is a "competing fund," may not be made without Prudential's consent. Indirect transfers between the Participant's Account under this contract and an Account which is invested in a competing fund may be made, without Prudential's consent, provided the amount to be transferred is first transferred to an Account which is invested in a "noncompeting" fund and is held in such non-competing fund for a period of at least 90 days before being transferred to a competing fund.

          Transfers will be made on a pro rata basis from all portions of a Participant's Account.

     (b)  At the Contract-Holder's request:

          If permitted by the Plan, the Contract-Holder may transfer an amount from this contract to an Account or Accounts maintained in connection with another investment fund made available under the Plan subject to the following:

          Direct transfers between the Accounts under this contract and Accounts which are invested in a competing fund may not be made without Prudential's consent. Indirect transfers between Accounts which are invested in a competing fund may be made, without Prudential's consent, provided the amount to be transferred is first transferred to an Account or Accounts which are invested in a non-competing fund for a period of at least 90 days before being transferred to the competing fund.

          A "competing" fund is any of the following: (a) a fund which is comprised of less than 30% equities, (b) a fund which is comprised primarily of fixed income securities with an average duration of four years or less, (c) a balanced fund which is comprised of (i) less than 30% equities, (ii) less than 25% fixed income securities with an average duration of less than four years and (iii) not more than 30% in short-term instruments. A "competing" fund, for the purposes of this section 3.3, is the Money Market Fund. A "non-competing" fund is a fund which is not a competing fund. Prudential reserves the right, with respect to any investment fund which is subsequently added to the Plan, to determine whether or not that fund is or has become a competing fund.

          Transfers will be made on a pro rata basis from all portions of a Participant's Accounts.

          Transfers will normally be made within 30 calendar days of Prudential's receipt of the request for it.

       Amounts may be transferred to this contract from other investment funds described in the Plan, provided that, in the case of any amounts which were initially invested in this Contract, such amounts may only be transferred if the amount has been invested in such non-competing Investment fund for a period of at least 90 days prior to the date of such transfer. An amount transferred to this contract for a Participant will be treated as though it was a contribution paid for the Participant. However, in determining Withdrawal Values, any portion of the amount transferred which is investment income will not be considered as a contribution.

     This section may be changed as provided in section 6.1.

3.4  Transfers to Another Funding Agent:

     The Contract-Holder may request Prudential to make transfer payments to a funding agent named in the request. The Transfer Date is the later of the day specified in the request and the 45th day after its receipt by Prudential.

     All Participants' Accounts and Contract-Holder's Accounts will be cancelled as of the Transfer Date. A liquidation account will be established equal to the sum of the Withdrawal Values of the cancelled Participants' Accounts and the dollar value of the Contract-Holder's Account.

     The transfer will be made on one of the following bases, as elected by the Contract-Holder at least thirty days before the Transfer Date.

     (a) Sixty equal monthly withdrawals, including interest, will be made from the liquidation account starting as of the Transfer Date. Interest will be added to the liquidation account at an effective annual rate determined on the Transfer Date. This rate is determined by multiplying each cancelled portion of each Participant's Account and the Contract-Holder's Account by the interest rate that applies to that portion, adding the products, and dividing the sum by the total dollar value of all cancelled Accounts.

     (b) If the liquidation account does not exceed $5,000,000, Prudential will withdraw it as of the Transfer Date and transfer its market value, but not more than its book value, as of the Transfer Date.

          If the liquidation account exceeds $5,000,000, Prudential will make up to five quarterly withdrawals starting as of the Transfer Date. Each withdrawal will not be less than the smaller of one-fifth of the initial liquidation account and the amount remaining in the account. Interest computed at the same rate that would have applied under basis (a) will be added to the liquidation account. With respect to each withdrawal, the amount transferred will be its market value determined as of the date on which the transfer is withdrawn, but not more than its book value.

          Market values will be determined by uniform procedures applicable to all contracts of the same class as this contract. Prudential will furnish a description of these procedures on request.

     During the transfer period, interest will be added at the end of each day on the amount of the liquidation account at the end of the day before. A daily expense and risk charge will be deducted from the liquidation account at the end of each day. This charge will be 0.000013665 (equivalent to an effective rate of 1/2% a year) times the amount remaining in the liquidation account at the end of the day before.

     Each transfer will be in full settlement of Prudential's liability for the amount withdrawn to provide the transfer.
     Any transfer payment will be made within fifteen days of the date of withdrawal.

     Any amounts which would be added to the Contract-Holder's
     Accounts after the Transfer Date will instead be paid to the named funding agent.

     If more than one employer participates in the Plan, and contributions are discontinued for Participants of an employer, the Contract-Holder may direct Prudential to make transfer payments to another funding agent for that employer. This section 3.4 would then become operative for those Participants as if they were the only ones covered under this contract.

     This section may be changed as provided in section 6.1.


Provision IV.  ANNUITIES:


4.1  Annuity Elections:

     A Participant may elect to have the dollar value of his Participant's Accounts applied to purchase an annuity for him, but only if such election is permitted pursuant to the terms of the Plan. Such election will include all the information which Prudential shall specify that it requires.

     Such Participant's Account will be applied to purchase an annuity within thirty calendar days of receipt of the election. The schedule of annuity purchase rates that applies is determined from Schedule A. The monthly amount of any annuity is determined from the schedule of purchase rates for that annuity.

     As of the first day no amounts remain in the Participant's
     Accounts under this contract or in an Account for him under a companion contract, the Participant's Accounts will be cancelled.

4.2  Annuity - Single Sum Payment Combination:

     If permitted by the Plan, a Participant may elect that only a part of his Participant's Accounts be applied to purchase an annuity with the balance being paid in a single sum. The first portion will be subject to section 4.1 and the balance to section 3.1.

4.3  Small Annuities and Accounts:

     If a person has elected to receive a distribution of his Accounts under this contract and the companion contract in the form of an annuity, and the value of his Accounts is $3,500 or less Prudential may, in lieu of an annuity, make payment in a single sum. The single sum will be equal to the amount that would otherwise be applied to purchase an annuity as described in section 4.4.

     If the Participant has terminated employment, and the dollar amount of his Accounts under the contracts is $3,500 or less, Prudential may cancel his Account under this contract.

     If the Account is cancelled, its dollar amount will be paid to the Participant unless he directs payment to a named financial institution. The Annual Account Charge will be made only if no Account remains for him under the companion contract.

4.4  Terms of Payment of Annuities:

     Life annuities and Payment Certain annuities are available under this contract. A Life form of annuity is one payable at least during the lifetime of the person (referred to as the "Annuitant") for whom it was purchased. Depending upon the existence and nature of any payment payable after the death of the Annuitant, a Life annuity will be one of the following forms: Life - Payment Certain, Life - Contingent, or Life - Payment Certain Contingent annuity. A Payment Certain form of annuity may be payable for a period less than the lifetime of the person for whom the annuity was purchased. The terms of payment of each form of annuity are described below.

     (a)  Life Form of Annuity:

          The first monthly payment of a Life-Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the number of annuity payments made equals the number of Payments Certain applicable to him, monthly annuity payments will be continued until the total number of payments is so equal. These continued annuity payments will each be in the same amount as was payable to the Annuitant. The number of Payments Certain is established when the annuity is purchased and may be 60, 120, 180, 240, or any other number accepted by Prudential.

          The first monthly payment of a Life-Contingent annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter throughout the Annuitant's remaining lifetime. If the Annuitant dies before the death of his Contingent Annuitant, monthly Contingent Annuity payments will become payable. The first payment of Contingent Annuity will be payable on the first day of the month following the month in which the Annuitant's death occurs. Monthly Contingent Annuity payments are payable on the first day of the month thereafter throughout the Contingent Annuitant's remaining lifetime. The last monthly payment is payable for the month in which his death occurs. The amount of each monthly Contingent Annuity payment will be a percentage of the monthly annuity payment payable before the Annuitant's death. The percentage is established when the annuity is purchased and may be 33 1/3%, 50%, 66 2/3% or 100%, or any other percentage accepted by Prudential. Under a Life - Payment Certain Contingent annuity, 100% will be paid until the end of the selected Payment Certain period.

     (b)  Payment Certain Annuity:

          The first monthly payment of a Payment Certain annuity is payable on the date the annuity is purchased. Monthly payments are payable on the first day of each month thereafter until the total number of Payments Certain specified when the annuity was purchased has been paid. The number of Payments Certain may be 60, 120, 180, 240, or any other number accepted by Prudential.

     Other forms of annuity may be provided with the consent of Prudential.

4.5  Payees:

     Each annuity payment will be made to the Annuitant, Contingent Annuitant or Beneficiary entitled to receive it.


Provision V.  CREDITS:


5.1  Cancelling a Part of a Participant's Account:

     The Contract-Holder may notify Prudential that a specified part of a Participant's Account is to be cancelled pursuant to the Plan other than for death. (As used in this Provision V, "part" may mean 100%.) That part will be cancelled as of the day the notice is received. The Participant's Account will be reduced by the appropriate amount. However, an Account will not be cancelled after the Plan terminates.

5.2  Cancelling Annuity:

     The Contract-Holder may notify Prudential that a specified part of the annuity purchased for a Participant is to be cancelled pursuant to the Plan. That part will be cancelled on the first day of the month specified in the notice. However, unless Prudential consents, it will not be earlier than 15 days after receipt of the notice. No annuity will be cancelled after the Plan terminates.

5.3  Credits:

     When a part of a Participant's Accounts or annuity is cancelled, a credit arises. The credit arising pursuant to section 3.2 is described in that section. The credit arising pursuant to section 5.1 is equal to the specified part of the Withdrawal Value of the Participant's Account as of the day the part is cancelled. The credit arising when a part of a Participant's annuity is cancelled is the purchase price needed to provide the payments due under that part after the day it is cancelled. This price is determined from the schedule of annuity purchase rates used when the annuity was purchased, but using the Participant's age on the day the annuity is cancelled and excluding any expense charge. If the Plan calls for a payment to any person because a part of the annuity is cancelled, the credit is reduced by that payment.

     Each credit will be added to the Contract-Holder's Account on the day it arises, unless the Participant's Account is being reinstated as described in section 5.5.

     Credits arising under a companion contract may be transferred to this contract. They will be added to the Contract-Holder's Account on the day of transfer.

     This section may be changed as provided in section 6.1.

5.4  Contract-Holder's Account:

     A Contract-Holder's Account will be maintained under this contract. Prudential may maintain the Account in two or more portions. The sum of the portions is equal to the dollar value of the Account. The dollar value of the Account as of the end of any day is the sum of the amounts, including interest, added to it, less the sum of the amounts withdrawn from it.

     Interest will be added to each portion of the Contract-Holder's Account at the end of each day on the amount in that portion at the end of the day before. Interest will be added to amounts arising from credits at the same rate(s) which would have been added to the amounts in the Participants' Accounts from which they were transferred. Interest will be added to amounts arising from transfers from a companion contract as if the amounts were contributions to a Participant's Account under this contract as of the day of transfer.

     The dollar value of the Contract-Holder's Account will be withdrawn on the day a contribution is received by Prudential under this contract. The amount withdrawn will be treated as a contribution for Participants on that day as specified by the Contract-Holder. The Contract-Holder and Prudential may, instead, agree on another use of the Account.

     If this contract accepts contributions from more than one Plan or if more than one employer participates in the Plan, Prudential may maintain a separate Contract-Holder's Account for each Plan or employer. In that case, each reference in this contract to the Contract-Holder's Account will mean the Account maintained for the Plan or employer which applies to the Participant.

     This section may be changed as provided in section 6.1.

5.5. Reinstatement of a Participant's Account:

     The notice to cancel a Participant's annuity pursuant to
     section 5.2 may also specify that the Participant's Account is to be reinstated. Prudential will reinstate the Account as of the day the annuity is cancelled. The credit arising from the cancellation is added to the Participant's Account.

     A part of the amount applied to purchase an annuity for the Participant may have arisen from contributions made by him under the Plan. If so, the Contract-Holder will specify which part of each of the Participant's reinstated Account is to be considered as having arisen from his contributions.


Provision VI.  CHANGES:


6.1  Changes by Prudential:

     Prudential may make changes in this contract as follows:

     (a) The Annual Account Charge may be changed periodically on and after the first anniversary of the Effective
          Date.

     (b) The time periods to which an interest rate applies, the basis for adding interest, and the minimum interest rate that applies after 2003 may be changed periodically on and after the third anniversary of the Effective Date.

     (c) The schedules of annuity purchase rates, the terms and amounts of withdrawals and transfers pursuant to Provision III, and the basis for determining the credits described in Provision V may be changed periodically on and after the fifth anniversary of the Effective Date.

     Any change in the schedules of annuity purchase rates will apply only to amounts added to Participants' Accounts on and after the date the change takes effect and will remain in effect for at least five years. Any change to the Annual
      Account Charge will apply only to Participants being covered under this contract on and after the effective date of the change. Any change in the minimum interest rate that applies after 2003 will apply only to Participants' Accounts established on and after the date the change takes effect. Any other change will apply to amounts in Participants' Accounts whether added before or on and after the date the change takes effect.

     Any change in accordance with this section will be made by giving notice to the Contract-Holder at least 90 days before the date on which the change is to take effect.

6.2  Changes by Agreement:

     This contract may also be changed in any respect at any time or times by agreement between the Contract-Holder and Prudential.

6.3  Changes to Conform to Law:

     Prudential may change this contract as, in its discretion, it deems appropriate to satisfy the requirements of any law or regulation administered by a governmental agency.

6.4  Person Empowered to Act for Prudential:

     No agent or other person except one of the following officers of Prudential may change this contract or bind
     Prudential.

     Chairman of the Board and Chief Executive Officer
     President                            Associate Actuary
     Vice President                       Secretary
     Actuary                              Assistant Secretary


Provision VII.  DISCONTINUANCE - TERMINATION OF CONTRACT:


7.1  Discontinuance of Establishing Participants' Accounts:

     Prudential may notify the Contract-Holder that on and after a specified date no new Participants' Accounts will be established under this contract. The specified date may not be earlier than 90 days after the date of the notice.
     Thereafter, only contributions for persons who are Participants on the specified date will be accepted hereunder. In all other respects this contract will continue to operate in accordance with its terms.

7.2  Discontinuance of Contributions under this Contract:

     Contributions under this contract will be discontinued with respect to all Participants or to Participants of an employer participating in the Plan:

     (a) at any time after receipt by Prudential of notice thereof from the Contract-Holder,

     (b)  when the Plan terminates, or

     (c) as of a date at least 90 days after notice to the Contract-Holder by Prudential that no further contributions will be accepted hereunder.

     After discontinuance the contract will continue to operate in accordance with its terms with respect to Participants'
     Accounts and the Contract-Holder's Accounts.

7.3  Termination of Contract:

     This contract will terminate when all the following have occurred:

     (a) no further contributions may be paid under this contract;

     (b)  no Account remains uncancelled; and

     (c) no further annuity or transfer payments are payable from this contract.


Provision VIII.  GENERAL TERMS:


8.1  Contract-Holder:

     Prudential will normally deal only with the Contract-Holder. However, Prudential and the Contract-Holder may agree to do otherwise. Also, in some cases the contract calls for dealing with another person. Prudential will be entitled to rely on any action taken or omitted by the Contract-Holder pursuant to the terms of this contract.

     The Contract-Holder may, from time to time, delegate to an agency certain administrative powers and responsibilities which this contract assigns to the Contract-Holder. Prudential is not bound to recognize any delegation until it has received notice of it. The notice must specify those powers and responsibilities and include evidence of acceptance by the agency. On and after the date of receipt of the notice, Prudential will deal with the agency with respect to those powers and responsibilities and will be entitled to rely on any action taken or omitted by the agency with respect thereto in the same manner as if dealing with the Contract-Holder. If any agency fails or refuses to act with respect thereto, then the delegation will be void for the purposes of this contract. Thereafter, Prudential will deal only with the Contract-Holder. The Contract-Holder may give notice to Prudential of delegation to another agency of specified powers and responsibilities.

8.2  Communications:

     All communications to the Contract-Holder or to Prudential will be in writing. They will be addressed to the Contract-Holder at its principal office, or at such other address as it may communicate to Prudential. They will be addressed to Prudential, c/o Prudential Defined Contribution Services, 30 Scranton Office Park, Moosic, Pennsylvania 18507-1789, or at such other address as it may communicate to the Contract-Holder. All communications to any other person or organization dealing with Prudential will be addressed to that person or organization at the last address of record.

8.3  Place of Payment - Currency:

     All payments to Prudential under this contract will be payable at its office described above or at an address or to a representative specified by Prudential by notice to the Contract-Holder.

     All payments under this contract, whether to or by Prudential, will be in lawful money of the United States of America. Dollars and cents, as specified in this contract, means lawful dollars and cents of United States currency.

8.4  Information -- Records:

     The Contract-Holder will furnish all information which Prudential may reasonably require for the administration of this contract. If the Contract-Holder cannot furnish any required item of information, Prudential may request the person concerned to furnish the information. Prudential will not be liable for the fulfillment of any obligations in any way dependent upon information unless and until it receives the information in form satisfactory to it.

     Information furnished to Prudential may be corrected for demonstrated errors in it unless Prudential has already acted to its prejudice by relying on the information. Except for the corrections, information furnished to Prudential will be regarded as conclusive. Prudential will maintain the records necessary for its administration of this contract. These records will be prepared from the information furnished to Prudential and will constitute evidence as to the truth of the information in the records.


8.5  Misstatements:

     If any relevant fact relating to any person is found to have been misstated, the following will apply:

     (a) The amount of annuity payable by Prudential will be that which would be provided by the amount allocated to purchase the annuity on the basis of the correct information, without changing the date of first payment of the annuity. Any adjustment by Prudential of the amount or terms of payment made in accordance with this section will be conclusive upon any other person affected by it.

     (b) The amount of any underpayment by Prudential will be paid in full with the next payment due. The amount of any overpayment by Prudential will be deducted to the extent possible from amounts payable thereafter.

8.6  Beneficiary:

     If, as to any person, this contract provides for the payment of an amount or amounts after the person dies to other than the person's Contingent Annuitant, payment will be made to the Beneficiary the person named. Any spousal consent requirements of applicable Federal law (as it relates to employee benefit plans) will apply in designating a Beneficiary. A person for whom an Account is held or an annuity is being paid under this contract may change a Beneficiary previously designated without the consent of such Beneficiary, provided the change complies with any applicable Federal law (as it relates to employee benefit plans). However, the Participant may instruct Prudential that his Contingent Annuitant or Beneficiary is not to have this right to name a Beneficiary.

     A Beneficiary may be named by filing a request with Prudential on a form acceptable to it. It will become effective when entered on Prudential's records. It will apply to any amounts payable after the request was received by Prudential, except any withdrawals and payments made before the request was entered on Prudential's records. Prudential will acknowledge the naming of a Beneficiary.

     The interest of any Beneficiary who dies before the Participant ceases upon that Beneficiary's death. If there is no named Beneficiary when an amount is payable to one, payment will be made to the estate of the last to die of the Participant or Annuitant, his Contingent Annuitant and his Beneficiary. If a payment would be made to the estate of a Participant or Annuitant, Prudential may make the payment to any one or jointly to any number of his surviving relatives: spouse, children, parents, brothers or sisters. Prudential, in determining whether a person is a relative of a Participant or Annuitant or is a Beneficiary entitled to payment, may rely solely on any evidence it deems acceptable. Each payment Prudential makes in reliance thereon will be a valid discharge of its obligation under this contract as to that payment.

     If a series of payments becomes payable to a Beneficiary and the first payment is less than $50, Prudential may choose to make payment in one sum. Also, if the payee is not a natural person and a series of payments is payable, Prudential may choose to make a payment in one sum. The one sum payment will be equal to the value of the series of payments discounted at interest from each payment due date to the date of the one sum payment. The discount interest rate will be the interest rate in the schedule of annuity purchase rates used to establish the series of payments.

8.7  Divisible Surplus:

     The portion, if any, of the divisible surplus of Prudential accruing upon this contract will be determined annually by the Board of Directors of Prudential and credited to Participants' Accounts as determined by the Board. (It is unlikely any divisible surplus will accrue upon this contract.)

     No annuity under this contract will be taken into account in the determination of any divisible surplus to be credited to this contract.

8.8  Limit on Assignment:

     To the extent applicable law requires, the interests in and payments from this contract are not assignable or subject to the claims of any creditor. For this purpose, compliance with the terms of a Qualified Domestic Relations Order as defined in subsection 414(p) or the Internal Revenue Code will not be considered to be an assignment of benefits.

8.9  Certificates:

     Prudential will issue a certificate for each annuity which is effected under this contract. If any law requires, Prudential will issue a certificate to a Participant for whom an annuity has not yet been effected. A certificate will be descriptive of the Participant's or Annuitant's rights and duties under the contracts.

8.10 Plan Changes:

     This contract applies to the terms of the Plan in effect on the Effective Date, and to each Plan change unless Prudential notifies the Contract-Holder otherwise within 90 days following receipt of the change. The Contract-Holder will furnish Prudential a copy of the Plan. While this contract is active, the Contract-Holder will also furnish a copy of each Plan change.

8.11 Entire Contract -- Construction:

     This document constitutes the entire contract.

     This contract will be construed according to the laws of the jurisdiction set forth on the first page.


                           SCHEDULE A

             FORMS OF ANNUITY WHICH MAY BE PURCHASED


     Form of Payment Payable         Applicable Schedule

1.  Life - Payment Certain       1.  Use Schedule B for
    Annuity.                         allocation.

2.  Life - Contingent Annuity.   2.  Use Schedule C for
                                     allocation.

3.  Payment Certain Annuity.     3.  Use Schedule D for
                                     allocation.


Prudential may provide monthly amounts of annuity larger than those shown in the following schedules for annuities purchased during any period specified by Prudential. Annuity purchase rates for other forms of annuity consented to by Prudential will be furnished on request. The following schedules may be changed as provided in section 6.1.


                            SCHEDULES


Monthly amount of annuity purchased per $10,000 of a Participant's Account, after deduction from it of any taxes on annuity considerations that apply.


SCHEDULE B - Life-Payment Certain Annuity (120 Payments Certain)

                         Monthly Amount
             If date the annuity is purchased is in:

Age            1994           1995           2000           2005

60             40.77          40.58          39.85          39.16
61             41.69          41.49          40.73          39.99
62             42.66          42.45          41.65          40.88
63             43.66          43.45          42.61          41.80
64             44.72          44.50          43.62          42.77
65             45.85          45.60          44.68          43.79


SCHEDULE C - Life-Contingent Annuity

                         Monthly Amount
 If Annuitant and Contingent Annuitant have same date of birth.
           If the date the annuity is purchased is in:

Age            1994           1995           2000           2005

If specified percentage to Contingent Annuitant is 100%:

60             35.45          35.31          34.78          34.28
61             36.13          35.98          35.41          34.88
62             36.85          36.69          36.09          35.52
63             37.61          37.44          36.81          36.21
64             38.43          38.24          37.57          36.94
65             39.29          39.10          38.39          37.71


If specified percentage to Contingent Annuitant is 50%:

60             38.18          38.00          37.34          36.73
61             39.00          38.81          38.13          37.47
62             39.88          39.69          38.95          38.26
63             40.81          40.61          39.84          39.10
64             41.79          41.58          40.77          39.98
65             42.84          42.61          41.75          40.92


SCHEDULE D - Payment Certain Annuity

                         Monthly Amount
             If date the annuity is purchased is in:

     Number of
  Payments Certain     1994       1995      2000      2005

         60          $164.91   $164.73   $164.73   $164.73
        120            88.54     88.45     88.45     88.45
        180            63.27     63.20     63.20     63.20

               *              *         *         *

The rates in these Schedules are to be used without adjustment only when the facts that apply to the Participant and his annuity are as shown. Rates for other facts will be furnished upon request.

Prudential GEN (AY=1895 [.2X]
For 1994 only SRI Life Rates @ 3.00%, P.C.O. @ 3.00%, L=7.90%